LITFUNDING ENTERS THE CANADIAN MARKET


                     LITFUNDING CORP SIGNS LETTER OF INTENT
               TO ESTABLISH A STRONG BUSINESS PRESENCE IN CANADA.

LAS VEGAS, NEVADA, July 14, 2005 - LitFunding Corp (LFC) (OTCBB: LFDG) today announced that it has signed a non-binding Letter of Intent with Alain J Dubuc to join LitFunding as Legal Counsel and Vice President of Canadian operations headquartered in Ottawa, the Nations Capital. LFC hopes that this wholly owned entity will strengthen LFC's strategic business position in North America. Initially, LFC anticipates that the new subsidiary will service plaintiffs' attorneys throughout Canada from its Ottawa location with possible branch offices being established in other large metropolitan areas throughout the country. Under the terms of the agreement, the new company would expect to receive fees for originating, servicing and managing advances made to plaintiff's attorneys in Canada.

Morton Reed, President of LitFunding said that " This decision to establish a presence in Canada is another important milestone in implementing our distribution strategy which aims to make our product as easily accessible to Canadian attorneys as it is to attorneys in the United States. LFC believes that plaintiffs in Canada suffer many of the same difficulties in obtaining funds to successfully prosecute their cases as they do in this country."


About LitFunding Corporation
-----------------------------
LitFunding Corp. and its wholly owned subsidiaries, all Nevada companies, (The Company) is a member of the legal community's non-recourse cash advance industry and a pioneer in advancing funds to law firms as distinct from advancing funds to plaintiffs directly. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company. This press release does not constitute an offer of any securities for sale. Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking